CODE OF ETHICS

Compass Efficient Model Portfolios, LLC

213 Overlook Circle, Suite A-1

Brentwood, TN 37027

615.661.9622

TABLE OF CONTENTS

1. General Provisions	3

1.1. Professional Responsibilities	3

1.2. Failure to Comply	3

2. Definitons	4

2.1. Supervised Persons	4

2.2. Access Persons	4

2.3. Beneficial Ownership	4

3. Business Conduct Standards	5

3.1. Compliance with Laws and Regulations	5

3.2. Conflicts of Interest	5

3.3. Personal Securities Transactions	6

3.4. Interested Transactions	6

3.5. Outside Business Interests	7

3.6. Gifts and Entertainment	7

3.7. Reporting of Violations	7

4. Insider Trading	8

5. Reporting Requirements	8

5.1. Scope	8

5.2. Reportable Securities	8

5.3. Reporting Exceptions	9

5.4. Initial/Annual Holdings Report	9

5.5. Quarterly Transaction Reports	9

5.6. Quarterly Brokerage Account Report	10

5.7. Annual Written Reports to the Board	10

6. Recordkeeping Requirements	10

7. Form ADV Disclosure	10

8. Acknowledgment of Receipt	10

1. General Provisions

1.1.  Professional Responsibilities

Compass Efficient Model Portfolios, LLC (“Compass EMP”) is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940.

Compass EMP is dedicated to providing effective and proper professional investment management services to a wide variety of advisory clients.  Compass EMP’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients.  To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals.  In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with Compass EMP.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients.  When used herein, the term “client” includes individual and institutional investors for whom Compass EMP provides investment supervisory services, manages investment advisory accounts, or provides investment advice. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice.  Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.

Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm.  An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients.

Under Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940, Compass EMP is required to establish, maintain and enforce written procedures reasonably designed to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations.  In meeting such responsibilities to our clients, Compass EMP has adopted this Code of Ethics (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.  The Code, including any amendments, is provided to all Supervised Persons and is also intended to lessen the chance of any misunderstanding between Compass EMP and our employees regarding such trading activities.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”).  The CCO may under circumstances that are considered appropriate, or after consultation with the senior management of Compass EMP, grant exceptions to the provisions contained in this Code only when it is clear that the interests of Compass EMP’s clients will not be adversely affected.  All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.  The senior management of Compass EMP and Compass EMP’s Fund’s board of directors will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.

1.2.  Failure to Comply

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Compass EMP.   It is important that employees understand the reasons for compliance with this Code.   Compass EMP’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build.  This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with Compass EMP.

2. Definitions

2.1.  Supervised Persons include:

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directors, officers, and  partners of  the  adviser (or  other  persons occupying a  similar status or performing similar functions);

•    employees of the adviser;

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any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control; and

•    temporary workers.

2.2.  Access Persons include any Supervised Persons who:

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has access to nonpublic, material information regarding any client’s purchase or sale of securities, or nonpublic, material information regarding the portfolio holdings of any fund Compass EMP or its affiliates manage;

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is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; and

•    Compass EMP’s directors, officers or general partners.

2.3.

Beneficial Ownership

Shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations there under. Under such rules and regulations, "beneficial ownership of a security" by an Access Person includes securities held by:

•    Access persons’ spouse, minor children or relatives who share the same house with such Access

Person.

•    An estate for the Access Person’s benefit.

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A trust, of which (a) the Access Person is a trustee or the Access Person has or members of the Access Person’s immediate family have a vested interest in the income or corpus of the trust, or (b) the Access Person owns a vested beneficial interest, or (c) the Access Person is the grantor and has the power to revoke the trust without the consent of all the beneficiaries.

•    A partnership in which the Access Person is a partner.

•    A corporation (other than with respect to treasury shares of the corporation) of which the Access

Person is an officer, director or 10% stockholder.

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Any other person if, by reason of contract, understanding relationship, agreement or other arrangement, the Access Person obtains therefrom benefits substantially equivalent to those of ownership.

•    The Access Person’s spouse or minor children or any other person, if, even though the Access

Person does not obtain therefrom the above mentioned benefits of ownership, the Access Person can vest or revest title in himself of herself at once or at some future time.

In addition, a Access Person will be a beneficial owner of a security if the Access Person (a) directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security (including the power to dispose, or to direct the disposition of such security), or (b) has the right to acquire beneficial ownership of such security at any time within sixty days.

3. Business Conduct Standards

3.1.  Compliance with Laws and Regulations

All Supervised Persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the Patriot Act as it pertains to Anti- Money Laundering.  All Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

•    to defraud such client in any manner;

•    to mislead such client, including by making a statement that omits material facts;

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to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

•    to engage in any manipulative practice with respect to such client; or

•    to engage in any manipulative practice with respect to securities, including price manipulation.

3.2.  Conflicts of Interest

Compass EMP, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients.  Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

Conflicts among Client Interests. Conflicts of interest may arise where the firm or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts where compensation is greater, accounts in which employees have made material personal investments, accounts of close friends or relatives of Supervised Persons).  Compass EMP specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades.  Compass EMP prohibits Access Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.  In order to avoid any potential conflict of interest between Compass EMP and its clients, Compass EMP has placed trading restrictions on its Access Persons which are set forth in sub-section 3.3 of this Code.

No Transactions with Clients.  Compass EMP specifically prohibits Supervised Persons from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.

Disclosure of Personal Interest. Compass EMP prohibits Access Persons from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person (e.g., the chief investment officer or, with respect to the chief investment officer’s interests, the CCO).  If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Referrals/Brokerage. Compass EMP requires Supervised Persons to act in the best interests of the firm’s clients regarding execution and other costs paid by clients for brokerage services.   Supervised persons are reminded to strictly adhere to Compass EMP’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) as outlined in the firm’s compliance manual.

Vendors and Suppliers. Compass EMP requires Supervised Persons to disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm.   Compass EMP specifically prohibits Supervised Persons with such interests from negotiating or making decisions regarding the firm’s business with such companies.

3.3.  Personal Securities Transactions

Compass EMP has adopted the following principles governing personal investment activities by the Firm's

Access Persons:

•    The interests of client accounts will at all times be placed first;

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All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•    Access Persons must not take inappropriate advantage of their positions; and

Pre-clearance. No Access Person may purchase or sell any initial public offering or limited offering (i.e., private placement), or  shares  of  any fund  advised  or  sub-advised by  Compass EMP,  without first obtaining prior clearance from the CCO or his designee. The CCO may reject any proposed trade by an Access Person that: (a) involves a security that is being purchased or sold by Compass EMP on behalf of any advisory client or is being considered for purchase or sale; (b) should be reserved for clients; (c) is being offered to an individual by virtue of their position with Compass EMP; (d) is otherwise prohibited under any internal policies of Compass EMP; (e) breaches the Access Person’s fiduciary duty to any advisory client; (f) is otherwise inconsistent with applicable law, including the Advisers Act and the Investment Company Act; or (g) creates a conflict of interest or an appearance thereof.

Requests for pre-clearance will be made by completing the Pre-clearance Request Form and forwarding it to the CCO. The final decision will be sent in writing to the Access Person requesting pre-clearance. Only upon receipt of the written approval from the CCO can the Access Person then engage in the purchase/sell of the requested security. The CCO shall maintain a record of final written approval or denial. Pre-clearance is not required for systematic purchases/redemptions in funds advised by Compass EMP, provided the CCO is notified of the establishment of the systematic purchase/redemption.

Black-Out Period. Compass EMP shall prescribe a “blackout” period, defined as two (2) business days preceding and following a client transaction, in which an Access Person may not purchase or sell the same security as that of a client. The black-out period does not extend to mutual funds advised by Compass EMP as the requirement for pre-clearance is intended to prevent potential breaches of fiduciary duty when Access Persons buy/sell shares of mutual funds advised by Compass EMP.

Short Term Trading. No Access Person of Compass EMP may purchase and subsequently sell (or sell and purchase) the same security within any 30-day period. This restriction applies to transactions involving securities held in client accounts and in any fund advised or sub-advised by Compass EMP.

The CCO shall have the right to grant exceptions to this restriction by considering the totality of the circumstances,  including   whether   such   transaction   is   necessitated   by   an   unexpected  special circumstance involving the Access Person, whether the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and Compass EMP's policies and procedures, and whether the trade would create an appearance of impropriety. Based on his/her consideration and if the CCO shall grant an exception, the facts and circumstances of the situation and the reason an exception is warranted shall be documented and maintained in writing.

3.4.  Interested Transactions

No Access Person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•    Any direct or indirect Beneficial ownership of any securities of such issuer;

•    Any contemplated transaction by such person in such securities;

•    Any position with such issuer or its affiliates; and

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Any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

3.5.  Outside Business Interests

A Supervised Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with their supervisor prior to accepting such a position.   Information submitted to the CCO will be considered as confidential and will not be discussed with the Supervised Person’s prospective employer without the Supervised Person’s permission.

Compass EMP does not wish to limit any Supervised Person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, Compass EMP must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a Supervised Person.

3.6.  Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to the firm and its clients. The overriding principle is that Supervised Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the Supervised Person.

All gifts and entertainment given or received should be logged in the firm’s Gift Log.

Accepting Gifts.  On occasion, because of their position with the company, Supervised Persons of Compass EMP may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons.  Acceptance of extraordinary or extravagant gifts is prohibited.  Any such gifts must be declined and returned in order to protect the reputation and integrity of Compass EMP.  Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve-month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by a Supervised Person of Compass EMP that might violate this Code must be promptly reported to the CCO.

Solicitation of Gifts.  Compass EMP’s Supervised Persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts.  Compass EMP’s Supervised Persons may not give any gift with a value in excess of $100 per twelve-month period, customary business meals, entertainment (e.g. sporting events), and promotional items may be given,  to an advisory client or persons who do business with, regulate, advise or render professional service to Compass EMP.

Entertainment. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser.  Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

3.7.  Reporting of Violations

All Supervised Persons of Compass EMP must promptly (upon discovery of violation) report violations of the Code to the CCO as the situation dictates.  If the CCO is unavailable, the violation must then be reported to another member of senior management.

Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

4. Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of  material,  non-public information.    Courts  and  the  Securities and  Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. All Supervised Persons should note the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Compass EMP’s securities recommendations and client securities holdings and transactions. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If a Compass EMP Supervised Person believes they are in possession of inside information, it is critical that they not act on the information or disclose it to anyone, but instead advise the CCO accordingly. Acting on such information may subject the Supervised Person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in Compass EMP’s Compliance Manual.   All Compass EMP Supervised Persons are required to read and acknowledge having read such procedures annually.

5. Reporting Requirements

5.1.  Scope

The provisions of this Code apply to every security transaction, in which an Access Person of Compass EMP has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control.  An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other Compass EMP clients with similar investment objectives.

If an Access Person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.  If the CCO shall grant an exception, the exception with rational shall be documented and maintained in writing.

5.2.  Reportable Securities

Section 202a-18 of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or  on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

•    direct obligations of the United States;

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bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•    shares issued by money market funds;

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shares issued by open-end funds other than reportable funds (Note:  The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

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shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

If there is any question by an Access Person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

5.3.  Reporting Exceptions

Under Rule 204A-1, Access Persons are not required to submit:

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any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control;

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a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

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a  transaction report  if  the  report  would  duplicate information contained in  broker  trade confirmations or account statements that Compass EMP holds in its records so long as Compass EMP receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.4.  Initial/Annual Holdings Report

Initially

Any employee of Compass EMP who during the course of their employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial Securities Holdings Report Certification no later than 10 days after the employee becomes an Access Person.  The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an Access Person.

Annually

Every Access Person must submit an Annual Securities Holdings Report Certification to the CCO due by the last business day of January of each year.  The annual holdings requirement will be satisfied through receipt by the CCO of year-end statements.  The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the Access Person.

5.5.  Quarterly Transaction Reports

All Access Persons must arrange for online account access or duplicate statements to be provided to the CCO. This eliminates the need to submit quarterly transaction reports to the firm. Following receipt of the quarterly statements transaction information, the CCO will review each transaction for any evidence of improper trading activities or conflicts of interest by the Access Person.  After careful review of each report, the CCO will document that they conducted such review.

5.6.  Quarterly Brokerage Account Report

All Access Persons must complete a Quarterly Brokerage Account Report at the completion of each calendar quarter, if during the quarter, an account was opened containing securities held for the direct or indirect benefit of the Access Person. This report is due no later than 10 days after quarter end.

5.7.  Annual Written Reports to the Board

At least annually, the CCO will provide a written report to the Board of Directors of each fund for which

Compass EMP acts as an investment adviser as follows:

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Issues Arising Under the Code.  The report must describe any issue(s) that arose during the previous year under this Code of Ethics or procedures thereto, including any material Code or procedural violations, and any resulting sanction(s).  The CCO may report to the senior management more frequently as he or she deems necessary or appropriate, and shall do so as requested by senior management.

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Certification. Each report must be accompanied by a certification to the Board of Directors that Compass EMP has adopted procedures reasonably necessary to prevent their Access Persons from violating this Code of Ethics.

6. Recordkeeping Requirements

Compass EMP will maintain the following records for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place,   in accordance with the records retention provisions of Rule 204-2a of the Advisers Act:

•    A copy of each Code that has been in effect at any time during the past five years;

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A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

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A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

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Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•    A list of the names of persons who are currently, or within the past five years, were Access Persons;

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A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in initial public offerings limited offerings for at least five years after the end of the fiscal year in which approval was granted;

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Any waiver from or exception to the Code for any employee of Compass EMP subject to the Code, and;

•    A copy of each annual written report to the Board, required by sub-section 5.7 of this Code.

7. Form ADV Disclosure

A description of the code will be provided in Compass EMP’s ADV Part II, Schedule F.   With the description, a statement will be made that Compass EMP will provide a copy of the code to any client or prospective client upon request.

8. Acknowledgment of Receipt

Compass EMP Supervised Persons must acknowledge, initially and annually, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions therein.   In addition, Supervised Persons must agree to acknowledge any subsequent amendments to the code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by Compass EMP to satisfactorily fulfill the Supervised Person’s obligation to read, understand, and agree to any such amendment.

This Code is revised, approved and promulgated effective 12/30/2011. All prior versions are hereby revoked.

For Compass Efficient Model Portfolios, LLC:

By:

Pleshetta J. Loftin

Chief Compliance Officer